Exhibit 99.4

News Release

Contact(s):

Amanda Hoggarth, Communications &

Public Relations Specialist, Myers Industries, Inc.

(330) 761-6322

Monica Vinay, Director, Investor Relations

& Communications, Myers Industries, Inc.

(330) 761-6212

Myers Industries Lawn & Garden Group

Announces Closure of its Brantford, Ontario Plant

July 18, 2013, Brantford, Ontario — Myers Industries Inc.’s Lawn & Garden Group today announced the second phase of its restructuring which will include the closure of the Brantford, Ontario plant. Approximately 250 employees will be affected by this action. Myers Industries will continue to serve the Canadian market and will retain a customer service presence in Ontario to support the market and ensure a seamless transition. The Myers Industries location in Burlington, Ontario will not be closed.

Brantford Plant Manager John Bielby said, “The decision to close our Brantford operation is in no way a reflection of the efforts of the employees, but a result of the economics we face in our industry.”

The Company will make every effort to help employees through this transition.

About Myers Industries Lawn & Garden Group

The Myers Industries Lawn & Garden Group is comprised of industry-leading horticultural container companies serving the needs of professional growers, grower distributors, retail garden centers and mass merchandisers in the Greenhouse, Nursery and Consumer markets. Visit www.myerslawnandgarden.com to learn more.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment, and supplies for the tire, wheel and undervehicle service industry in the U.S. Visit www.myersindustries.com to learn more.